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                                    EXHIBIT 21.1

                      SUBSIDIARIES OF RICHEY ELECTRONICS, INC.


RI Interconnect Systems, Inc., a Delaware corporation.

     Richey Electronics, Inc. has not contributed capital to this wholly-owned subsidiary and this subsidiary does not have any assets.

Richey Electronics Limited, a corporation organized under the laws of Ontario, Canada.

     Richey Electronics Limited was formerly named Simmonds Technologies Inc. The corporation does business under the name Richey Electronics Limited.